Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8 pertaining to the 2001 Stock Option Plan and the 2007 Equity Incentive Plan of SuccessFactors, Inc. and to the incorporation by reference therein of our report dated July 19, 2007, with respect to the consolidated financial statements of SuccessFactors, Inc. included in its prospectus filed on November 20, 2007 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-144758), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California
December 4, 2007